Exhibit 99.1

WGNB Corp. 2nd Quarter ’05 Earnings Increased 12% over 2nd Quarter ’04

CARROLLTON, Ga.—(BUSINESS WIRE)—July 11, 2005—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its 2005 second quarter earnings of $1,647,205, or $0.49 per diluted share, compared to its 2004 first quarter earnings of $1,471,444, or $0.44 per diluted share, an increase of $175,761, or 11.9 percent. Comparing the first half of 2005 with the first half of 2004 net income was $3,261,175, or $0.98 per diluted share for 2005 and $2,782,295, or $0.83 per diluted share, which amounted to an increase of $478,880, or 17.2 percent.

“We have reached a milestone with total assets currently at $511 million, and record loan growth continuing in 2005,” said L. Leighton Alston, President and CEO of WGNB Corp. “As our portfolio grows at a rapid pace, we realize there will be changing risk profiles. Non-performing assets and past due loans are currently at a very low level. However, the Bank has a couple of borrowers who are beginning to exhibit weakness, so an additional allowance is necessary. Despite the adjustment in loan loss provision from $350,000 through June, 2004 to $800,000 through June, 2005, we maintain double digit earnings growth in 2005.”

Total assets have grown by $86 million, or 20 percent, total loans have grown by $72 million, or almost 22 percent, and total deposits have grown by $81 million, or 26 percent, since the end of the second quarter of 2004.

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $511 million.

For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,”  “estimates,”  “plans,”  “expects,”  “should,”  “will,”  “may,”  “might,”  “outlook,”  ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	June 30, 2005 (unaudited)	June 30, 2004 (unaudited)
Total interest income	$14,950	$12,047
Total interest expense	5,315	3,572
Net interest income	9,635	8,475
Provision for loan loss	800	350
Net interest income after provision	8,835	8,125
Total other income	2,813	2,755
Total other expense	7,097	6,959
Earnings before income taxes	4,551	3,921
Income taxes	1,290	1,139
Net earnings	3,261	2,782
Per Share Data:
Net earnings	0.98	0.84
Diluted net earnings	0.98	0.83
Cash dividends declared year to date	0.4400	0.3725
Book Value	14.01	12.93
At Period End:
Total loans	405,751	333,776
Earning assets	476,002	392,194
Assets	511,069	424,614
Deposits	398,865	317,033
Stockholders’ equity	46,570	42,739
Weighted average shares outstanding	3,324,315	3,306,656
Weighted average diluted shares outstanding	3,342,970	3,357,250
Key Performance Ratios Year to Date:
Return on average assets	1.39%	1.34%
Return on average equity	14.13%	12.92%
Net interest margin, tax equivalent	4.41%	4.51%
Dividend payout ratio	44.90%	44.34%
Overhead ratio	57.01%	61.96%
Asset Quality Ratios:
Non-performing assets/loans & OREO	0.37%	0.85%
Loan loss reserve/total loans	1.20%	1.14%
Loan loss reserve/non-performing assets	321.80%	133.58%
Loan loss reserve/total capital	10.42%	8.89%
Capital Ratios:
Tier 1 capital/total average assets	9.59%	9.83%
Risk based capital ratio	12.32%	13.44%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com